CERTIFICATE OF AMENDMENT

                                   OF THE

                        CERTIFICATE OF INCORPORATION

                                     OF

                      PACIFIC GATEWAY PROPERTIES, INC.

             UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

         The undersigned, being the President and the Secretary of PACIFIC GATEWAY PROPERTIES, INC. (the "Corporation"), hereby certify that:

         A. The name of the Corporation is Pacific Gateway Properties, Inc. The name under which the Corporation was formed is Perini Investment Properties, Inc.

         B. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on the 12th day of January 1984.

         C. None of the shares of the $1.10 Convertible Preferred Stock of the Corporation, the number, designation and relative rights, privileges and preferences of which were determined by the Board of Directors and set forth in an Amendment to the Certificate of Incorporation of the Corporation filed by the Department of State of the State of New York on the 22nd day of January 1985, are outstanding and none will be issued subject to the Certificate of Incorporation.

         D. The Certificate of Incorporation of the Corporation is hereby amended as follows:

         Article FOURTH, Paragraph (d), of the Certificate of Incorporation which sets forth the number, designation, relative rights, preferences, and limitations of the $1.10 Convertible Preferred Stock of the Corporation, none of which are outstanding and none of which will be issued, is hereby amended in its entirety to provide for the number, designation, relative rights, preferences, and limitations of a new series of Preferred Stock as fixed by the Board of Directors before the issuance of such series, under the authority contained in the Certificate of Incorporation, as follows:

         "(d) A series of Preferred Stock, designated Series 1 Preferred Stock, is hereby provided for, which series shall have the rights, privileges and preferences set forth below.

         1. Authorized Number. The number of shares constituting the Series 1 Preferred Stock shall be Three Hundred Thousand (300,000) shares.

         2.       Dividend Provisions.

          (A) Whenever the Corporation pays dividends or other distributions on its Common Stock or any convertible securities, in cash, assets, evidences of indebtedness or in kind, except for dividends of Common Stock or Common Stock Equivalents (as defined below) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), the holders of record on the record date of outstanding shares of Series 1 Preferred Stock shall be entitled to receive dividends in such amount as they would be entitled to receive if, as of the record date, their shares of Series 1 Preferred Stock had been converted into shares of Common Stock pursuant to




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Section 5 hereof. Except as otherwise provided below, no such dividend or other distribution shall be paid or set aside with respect to shares of Common Stock until and unless all dividends or other distributions then payable to the holders of the Series 1 Preferred Stock shall have been paid or declared and set aside for payment in full.

          (B) Except in a Liquidation (as defined in Section 3 below), without the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series 1 Preferred Stock, the Corporation shall not declare or pay any Dividend (as defined below) unless the funds used to make such Dividend are from a source other than Sale or Refinancing Proceeds (as defined below). Notwithstanding the foregoing, the Corporation may declare or pay a Dividend without any vote of the holders of outstanding shares of Series 1 Preferred Stock if (x) the amount of such Dividend which is deemed to be from Sale or Refinancing Proceeds is paid solely to the holders of outstanding shares of Series 1 Preferred Stock on a pro rata basis (a "Partial Liquidation Payment") or (y) the Liquidation Preference (as defined below) has been reduced to zero in accordance with
Section 3 below.

          (C) After the Liquidation Preference has been reduced to zero in accordance with Section 3 below, the Corporation shall not declare or pay further Dividend with respect to the Series 1 Preferred Stock if the source of such Dividend is Sale or Refinancing Proceeds until holders of shares of Common Stock have received Dividends from a source which is Sale or Refinancing Proceeds equal in the aggregate (and not on a per share basis) to the Equalization Amount (as defined below).

          (D) After holders of shares of Common Stock have received Dividends equal in the aggregate to the Equalization Amount, the holders of shares of Series 1 Preferred Stock and shares of Common Stock shall be entitled to receive dividends or other distributions ratably in proportion to the number of shares of Common Stock held by each such Common Stock holder and the number of shares of Common Stock into which the shares of Series 1 Preferred Stock held by each such Series 1 Preferred Stock holder are then convertible pursuant to Section 4 below, regardless of the source of the funds for such dividends or distributions.

          (E) Nothing contained in Sections (B), (C) or (D) above shall be deemed to prohibit the Corporation from declaring or paying any dividend or other distributions in accordance with Section (A) above, or from making any Dividend which would not be subject to Section (A) above, if the funds used to make such Dividend are from a source other than Sale or Refinancing Proceeds.

         (F) The Board of Directors of the Corporation shall determine in good faith, the amount, if any, of any Dividend which is from Sale or Refinancing Proceeds.

          (G) Certain definitions:

          "Dividend" means any (i) repurchase, redemption or other acquisition or retirement for value by the Corporation or any of its subsidiaries of any shares of Common Stock or any convertible securities other than pursuant to contractual rights to repurchase shares of Common Stock or any convertible securities held solely by current or former officers, employees, directors or consultants of the Corporation or any of its subsidiaries pursuant to a compensatory stock grant, stock option plan or purchase plan or other employee stock incentive plan or agreement which is customary in nature and amount and which is approved by the Board of Directors or (ii) declaration or payment by the Corporation of any dividend or any other payment or distribution of cash, assets or evidences of indebtedness with respect to shares of Common Stock or any convertible securities.


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          "Equalization Amount" means the (i) Original Series 1 Issue Price multiplied by (ii) the number of shares of Common Stock outstanding on the date on which the Liquidation Preference becomes equal to zero (subject to adjustment to reflect any split, subdivision or combination in the outstanding shares of Common Stock or any dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents
(as defined below) with a record date or effective date after the Issue
Date (as defined below)).

          "Original Series 1 Issue Price" means $10.00.

          "Sale or Refinancing Proceeds" means the proceeds (whether in cash, assets or any other form), net of repayment of debt, taxes and closing costs after the date hereof, from (i) any sale, exchange, transfer or other disposition of any assets of the Corporation or any of its subsidiaries (other than in complete liquidation, dissolution or winding up of the Corporation), (ii) any mortgage, pledge, financing or refinancing of any assets of the Corporation or any of its subsidiaries, (iii) any borrowings by the Corporation or any of its subsidiaries, or (iv) any sale or issuance of any Common Stock or other equity or debt securities of the Corporation or any of its subsidiaries other than shares of Common Stock or other securities issued solely to current or former officers, directors, employees, or consultants of the Corporation or any of its subsidiaries pursuant to a compensatory stock grant, stock option plan or purchase plan or other employee stock incentive program or agreement which is customary in nature and amount and which is approved by the Board of Directors.

         3.       Liquidation Preference.

          (A) In the event of any Liquidation (as defined below), subject to the rights of any other series of Preferred Stock which may from time to time come into existence, the holders of the Series 1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason thereof, and the Corporation's Board of Directors shall take the necessary steps to assure that the holder of each share of Series 1 Preferred Stock shall receive, an amount per share equal to $10.00 minus any Partial Liquidation Payments previously made with respect to such share (the "Liquidation Preference"); provided, however, that in no event shall the Liquidation Preference be deemed to be less than zero. If the assets and funds thus distributed among holders of the Series 1 Preferred Stock shall be insufficient to permit payment to such holders of the full Liquidation Preference, then, subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series 1 Preferred Stock in proportion to the amount of such stock held by each such holder.

          (B) Upon the completion of the distribution required by subsection (A) of this Section 3 and any other distribution which may be required with respect to any other series of Preferred Stock which may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall be entitled to receive an amount per share equal to the lesser of: (i) $10.00 for each outstanding share of Common Stock (subject to adjustment to reflect any split, subdivision or combination in the outstanding shares of Common Stock or any dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents with a record date or effective date after the Issue Date (as defined below)), or, if applicable, (ii) the Equalization



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


Amount less the aggregate amount of any Dividends theretofore paid to holders of shares of Common Stock pursuant to Section 2(C) above, in each case, divided by the number of shares of Common Stock outstanding on the date of such distribution (or the record date for determination of holders entitled to receive such distribution, if applicable). If any assets remain in the Corporation after such distribution, subject to the rights of any other series of Preferred Stock, the holders of the Common Stock and the holders of the Series 1 Preferred Stock shall receive all of the remaining assets of the Corporation ratably in proportion to the number of shares of Common Stock held by each such Common Stock holder and the number of shares of Common Stock into which the shares of Series 1 Preferred Stock held by each such Series 1 Preferred Stock holder are then convertible pursuant to
Section 4 below.

         (C) The term "Liquidation" shall mean (i) any complete liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (ii) any consolidation or merger of the Corporation with or into any other entity or entities that results in a change in the beneficial ownership (within the meaning contemplated by Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 50% or more of the voting power of the Corporation, or (iii) any sale, conveyance or disposition of all or substantially all of the assets of the Corporation.

         (D) The term "Partial Liquidation Payments" shall mean Dividends or other distributions to holders of Series 1 Preferred Stock made from Sale or Refinancing Proceeds.

         4. Conversion. The holders of the Series 1 Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (A) Right to Convert. Each share of Series 1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series 1 Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $10.00 (the "Original Series 1 Issue Price") by the Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series 1 Preferred Stock shall be the Original Series 1 Issue Price; provided, however, that the Conversion Price for the Series 1 Preferred Stock shall be subject to adjustment as set forth in subsection 4(C).

         At the date of any conversion of share of Series 1 Preferred Stock pursuant to this Section 4 (the "Conversion Date") the holder of such share shall pay to the Corporation the Preference Repayment Amount (as defined below).

         If, on or prior to the Conversion Date, the Corporation has paid any Sale or Refinancing Proceeds to the holders of shares of Series 1 Preferred Stock pursuant to Section 2(B) above but the Liquidation Preference is still greater than zero, then the "Preference Repayment Amount" with respect to each share of Series 1 Preferred Stock shall be equal to the amount of Sale or Refinancing Proceeds previously distributed. If, on or prior to the Conversion Date, the Liquidation Preference has been reduced to zero and holders of shares of Common Stock have not yet received Dividends from a source which is Sale or Refinancing Proceeds equal in the aggregate to the Equalization Amount then the "Preference Repayment Amount" with respect to each share of Series 1 Preferred Stock shall be equal to
(i) the Equalization Amount minus the aggregate amount of Dividends theretofore received by holders of shares of Common Stock from a source



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


which is Sale or Refinancing Proceeds divided by (ii) the number of shares of Common Stock outstanding immediately prior to the Conversion Date. If, on or prior to the Conversion Date, the Liquidation Preference has been reduced to zero and the holders of shares of Common Stock have received Dividends from a source which is Sale or Refinancing Proceeds equal in the aggregate to at least the Equalization Amount then the "Preference Repayment Amount" with respect to each share of Series 1 Preferred Stock shall be equal to zero.

         (B) Mechanics of Conversion. Before any holder of Series 1 Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall (1) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series 1 Preferred Stock, (2) pay any Preference Repayment Amount to the Corporation, and (3) give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series 1 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series 1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Notwithstanding the foregoing, in the event of any merger, consolidation, sale of assets or other similar transaction involving the Corporation in connection with which the holders of the Series 1 Preferred Stock desire to convert the Series 1 Preferred Stock into shares of Common Stock, the Corporation shall negotiate in good faith with the holders of the shares of Series 1 Preferred Stock to agree on a transaction structure which would allow for a tax efficient conversion of shares of Series 1 Preferred Stock into shares of Common Stock provided that such structure would not adversely affect the Corporation or the holders of shares of Common Stock or otherwise prevent any benefit from accruing to the Corporation or the holders of shares of Common Stock.

         (C) Conversion Price Adjustments of Preferred Stock. The
Conversion Price of the Series 1 Preferred Stock shall be subject to adjustment from time to time as follows:

                  (i) In the event the Corporation should at any time or from time to time after the date on which the first share of Series 1 Preferred Stock is issued (the "Issue Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series 1 Preferred Stock shall be appropriately decreased so that the number of


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


shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                  (ii) If the number of shares of Common Stock outstanding at any time after the Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series 1 Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

         (D) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 2 or subsection 4(C)(i), then, in each such case for the purpose of this subsection 4(D), the holders of the Series 1 Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series 1 Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

         (E)      Recapitalizations; Rights Offerings.

                  (i) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for elsewhere in this Section 4), provision shall be made so that the holders of the Series 1 Preferred Stock shall thereafter be entitled to receive upon conversion of the Series 1 Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series 1 Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series 1 Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (ii) If at any time or from time to time the Corporation shall make any rights offering or similar arrangement generally available to the holders of shares of Common Stock (whether through the dividend or distribution of any rights or other securities or otherwise) to purchase additional securities of the Corporation or any of its subsidiaries for value, then the Corporation shall make such rights offering or similar arrangement available to holders of shares of Series 1 Preferred Stock on the same basis as if such shares of the Series 1 Preferred Stock had been converted into shares of Common Stock immediately prior to the earlier of
(a) the making of such rights offering or similar arrangement and (b) any record date for the determination of holders entitled to participate therein.

         (F) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or


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


performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series 1 Preferred Stock against impairment.

         (G) No Fractional Shares and Certificate as to Adjustments.

                  (i) No fractional shares shall be issued upon conversion of the Series 1 Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

                  (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series 1 Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series 1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series 1 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such adjustment and readjustment, (2) the Conversion Price at the time in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series 1 Preferred Stock.

         (H) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series 1 Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         (I) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series 1 Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series 1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series 1 Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action at its own expense as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         (J) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series 1 Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

         5. Voting Rights. The holder of each share of Series 1 Preferred Stock shall have the right to one vote for each share of Common Stock into



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which such Series 1 Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together with holder of Common Stock, with respect to any questions upon which holders of Common Stock have the right to vote.

         6. Protective Provisions. So long as any shares of the Series 1 Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of at least a majority of the then outstanding shares of Series 1 Preferred Stock, as a class, together with any other outstanding shares of Preferred Stock similarly affected:

         (A) exclude or limit their right to vote on any matter to which they are entitled to vote in accordance with the provisions of the New York Business Corporation Law;

         (B) reduce the par value of such shares of Series 1 Preferred
         Stock;

(C) increase or decrease (other than by conversion) the total number of authorized shares of Series 1 Preferred Stock;

     (D) change or abolish any of the rights, privileges, preferences and limitations of the Series 1 Preferred Stock if such action would adversely affect the holders thereof;

         (E) alter the terms and conditions upon which shares of Series 1 Preferred Stock are convertible or change the shares issuable upon conversion of the Series 1 Preferred Stock if such action would adversely affect the holders thereof; or

         (F) authorize or issue any other shares of capital stock having a preference equal to or senior to the Series 1 Preferred Stock with respect to voting, dividends or liquidation.

         7. Status of Converted Stock. In the event any shares of Series 1 Preferred Stock shall be converted pursuant to Section 4, the shares so converted shall be retired and shall resume the status of authorized and unissued shares of Preferred Stock.

         D. The foregoing amendment to the Certificate of Incorporation of the Corporation was authorized by the Board of Directors by written consent dated September 10, 1998.




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         IN WITNESS WHEREOF, the undersigned have subscribed this
certificate on September 11, 1998 and hereby affirm that the statements contained herein are true under penalty of perjury.



                                          /s/ Raymond V. Marino
                                          ---------------------------
                                          Raymond V. Marino
                                          President and Chief Executive Officer


                                          /s/ Stephen J. LoPresti
                                          ---------------------------
                                          Stephen J. LoPresti
                                          Secretary





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